Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus of Sterling Financial Corporation that is made part of the Amendment #1 to the Registration Statement (Form S-4 No. 333-149076) and related prospectus of The PNC Financial Services Group, Inc., for the registration of 4,935,381 shares of common stock, and to the use therein of our report dated January 30, 2008, relating to the consolidated financial statements of Sterling Financial Corporation for the year ended December 31, 2006 (restated) and the nine months ended September 30, 2007, which appear in the proxy statement/prospectus filed with the Securities and Exchange Commission.
/s/ Ernst & Young

Philadelphia, Pennsylvania
February 8, 2008